Exhibit 99.1

Company Contact: Lawrence L. Spanley, Jr. Chief Financial Officer (314) 621-0699

Investor Contact: Integrated Corporate Relations Allison Malkin (203) 682-8225

BAKERS FOOTWEAR REPORTS FOURTH QUARTER AND FISCAL 2004 RESULTS

Company to Change Fiscal Year

ST. LOUIS, Mo., March 11, 2005 – Bakers Footwear Group (Nasdaq: BKRS), the leading specialty retailer of moderately priced fashion footwear for young women, today announced results for the fourth quarter and fiscal year ended January 1, 2005. All results reported today have been restated to reflect the Company’s correction to comply with FASTB No. 85-3, as previously discussed in its press release and Form 8-K filed on February 25, 2005.

Net sales in the fourth quarter were $45.7 million up from $43.7 million in the same period last year. Comparable store sales in the fourth quarter decreased 1.0% compared to the year-earlier period. Gross profit was $17.3 million, or 37.8% of sales, compared to $16.5 million, or 37.7% of sales, in the 2003 fourth quarter.

The Company’s net profit in the fourth quarter was $3.1 million versus a net profit of $5.2 million in the same period a year ago. The Company’s net profit in the fiscal 2004 fourth quarter was net of income tax expense of $1.9 million related to the taxable profit incurred during the quarter. In 2003, the Company was a sub-chapter S corporation, and was not subject to corporate level income taxes. At the beginning of fiscal 2004, the Company converted to a C corporation.

For the fiscal year ended January 1, 2005, net sales increased to $150.5 million compared to $148.2 million in fiscal 2003. Comparable store sales increased 1.9%. Gross profit was $46.6 million, or 31.0% of sales, compared to $44.8 million, or 30.2% of sales, last year. The Company’s net profit was $1.4 million compared to a net profit of $1.6 million in the same period last year. Results for fiscal 2004 include income tax expense of $0.2 million offset by a nonrecurring tax benefit of approximately $1.2 million from the recognition of deferred tax assets due to the company’s conversion to a C corporation.

Peter Edison, Chairman & Chief Executive Officer of Bakers Footwear Group, stated, “The strategies we implemented this fall proved successful in allowing us to report improved sales and margin trends beginning with the second half of our fourth quarter. We corrected our merchandise shortcomings from back-to-school and experienced strong demand in boots, particularly fur boots, closed casuals and branded footwear. As we look ahead, we remain encouraged, as the same positive sales trends we saw in the second half of the fourth quarter have carried into the Spring with the addition of a strong sales trend in spring sandals. Additionally, the strong performance of our new format stores continues.”

Mr. Edison continued: “As previously announced our new store format continues to exceed expectations. The 6.5% comp sales increase for our new format stores in 2004 is testimony to the successful execution of the Company’s strategic growth plan. By the end of fiscal 2005, we plan to have more than half of all Bakers stores operating in our new store format.”

“Fiscal 2004 contained many accomplishments for Bakers; we completed our initial public offering, paid off all of our debt and met our targets for new and remodeled stores,” Mr. Edison commented.

During the fourth quarter, the company opened nine new stores, one in each of the following markets: Los Angeles, CA; Phoenix, AZ; Austin, TX; Salem, NH; Wellington, FL; San Francisco, Ca; Chicago, Il; Towson, MD; and two in the Boston, MA area. The Company operated 220 stores at the end of the fiscal year.

Michele Bergerac, President of Bakers Footwear, said, “We are encouraged by our customers acceptance of our new fashion offerings and are especially pleased with the improvement in our junior footwear business which has been lagging in recent years. Our long term product initiatives of upgrading our product and price-points along with our branded footwear assortment remains on track to deliver improved sales and margins.”

The Company also announced that its Board of Directors approved a change in its fiscal year to the standard retail calendar, which closes on the Saturday closest to the end of January. The Company will have a four week transition period ending January 29, 2005. Bakers new fiscal year will begin on January 30, 2005 and will end on January 28, 2006. The results of the transition period will be reported on Form 10-Q along with the results of the first quarter of fiscal 2005, ending April 30, 2005.

Lawrence L. Spanley, Jr. Chief Financial Officer of Bakers Footwear said, “The change in our fiscal year end allows us to better conform to the retail calendar, as our financial information will more effectively align with our business cycle.”

Conference Call

The Company also announced that it will conduct a conference call to discuss its fourth quarter and fiscal 2004 results today, Friday, March 11, 2005 at 9:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (800) 811-0667, approximately five minutes prior to the start of the call. The conference call will also be web-cast live at http://www.viavid.net/detailpage.aspx?sid=00002359. A replay of this call will be available until March 18, 2005 and can be accessed by dialing (888) 203-1112 and entering code 7269064.

About Bakers Footwear Group
Bakers Footwear Group is a national, mall-based, specialty retailer of distinctive footwear and accessories for young women. The company’s merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. The company currently operates more than 200 stores nationwide under two formats, Bakers and Wild Pair. Bakers stores focus on women between the ages of 15 and 29. Wild Pair stores offer fashion-forward footwear to both women and men between the ages of 17 and 24.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT OF 1933 AND SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF 1934). BAKERS FOOTWEAR HAS NO DUTY TO UPDATE SUCH STATEMENTS. ACTUAL FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THIS STATEMENT DUE TO VARIOUS FACTORS. FACTORS THAT COULD CAUSE THESE CONDITIONS NOT TO BE SATISFIED INCLUDE MATERIAL CHANGES IN CAPITAL MARKET CONDITIONS OR IN BAKERS FOOTWEAR’S BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN BAKERS FOOTWEAR’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

Bakers Footwear Group, Inc.
Unaudited

Income Statement Data	Thirteen Weeks Ended January 1, 2005	Thirteen Weeks Ended January 3, 2004	Fiscal Year ended January 1, 2005	Fiscal Year ended January 3, 2004

(in thousands, except per share data)		Restated		Restated

Net Sales	$ 45,715	$ 43,729	$ 150,515	$ 148,224
Cost of merchandise sold, occupancy, and buying
expenses	28,441	27,232	103,867	103,397

Gross profit	17,274	16,497	46,648	44,827
Operating expenses	12,250	10,784	45,575	41,369

Operating profit	5,024	5,713	1,073	3,458
Interest expense	(170)	(459)	(937)	(1,672)
Other income (expense), net	148	(5)	329	(156)

Profit before income taxes	5,002	5,249	465	1,630
Income tax expense (benefit)	1,876	–	(963)	–

Net profit	$ 3,126	$ 5,249	$ 1,428	$ 1,630

Net profit per share
Basic	$ 0.61	$ 3.27	$ 0.31	$ 0.90

Diluted	$ 0.58	$ 2.29	$ 0.28	$ 0.77

Pro forma information as if Bakers were a C
Corporation in 2003

Pro forma net profit	$ 3,254	1,040

Pro forma net profit per share
Basic	$ 1.88	$ 0.48

Diluted	$ 1.42	$ 0.47

Weighted average shares outstanding
Basic	5,102,481	1,426,188	4,690,527	1,426,188
Diluted	5,394,731	2,310,685	5,147,601	2,300,270

Supplemental Data
Comparable store sales increase (decrease)	(1.0%)	4.03%	1.9%	(3.21%)

Gross profit percentage	37.8%	37.7%	31.0%	30.2%

Number of stores at end of period	220	215	220	215

Balance Sheet Data	January 1, 2005	January 3, 2004

		Restated
Current assets	$ 28,303	$ 15,623
Noncurrent assets	21,068	14,318

	$ 49,371	$ 29,941

Current liabilities	$ 17,124	$ 16,394
Noncurrent liabilities	5,172	10,344
Shareholders' equity	27,075	3,203

	$ 49,371	$ 29,941